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                                                                    EXHIBIT 12.1

                               Weeks Corporation
                      Ratio Of Earnings To Fixed Charges
                                (in thousands)

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
                                                 Weeks Group                                      Weeks Corporation
                              ------------------------------------------------     ------------------------------------------------
                                     Year Ended Dec. 31,          Jan. 1, 1994     Aug. 24, 1994                      Nine Months
                              --------------------------------         to               to           Year Ended          Ended
                                 1991       1992        1993      Aug. 23, 1994    Dec. 31, 1994    Dec. 31, 1995    Sept. 30, 1996
                              ---------   --------   ---------    -------------    -------------    -------------    --------------
EARNINGS COMPUTATION
  Net Income (Loss)             $(1,039)   $(1,394)    $   998       $  516           $  798           $ 8,426           $ 9,226
  Extraordinary Loss                 --         --          --           --            1,993                --                --
  Minority Interests                 --         --          --           --              943             2,681             2,124
                                -------    -------     -------       ------           ------           -------           -------
Income (Loss) Before
     Minority Interests          (1,039)    (1,394)        998          516            3,734            11,107            11,350
Add:
Interest Expense                 10,351     10,635      10,254        6,682            1,958             8,106             8,157
Amortization Of Deferred
     Financing Costs                292        363         372          322              252               691               642
                                -------    -------     -------       ------           ------           -------           -------
EARNINGS FOR PURPOSES OF
     COMPUTATION                $ 9,604    $ 9,604     $11,624       $7,520           $5,944           $19,904           $20,149
                                -------    -------     -------       ------           ------           -------           -------
FIXED CHARGES COMPUTATION
Interest Expense                $10,351    $10,635     $10,254       $6,682           $1,958           $ 8,106           $ 8,157
Capitalized Interest                 39        157          70           89               --             1,198             1,563
Amortization Of Deferred
  Financing Costs                   292        363         372          322              252               691               642
Preferred Stock Dividends            --         --          --           --               --                --                --
                                -------    -------     -------       ------           ------           -------           -------
FIXED CHARGES FOR PURPOSES
     OF COMPUTATION             $10,682    $11,155     $10,696       $7,093           $2,210           $ 9,995           $10,362
                                -------    -------     -------       ------           ------           -------           -------
RATIO OF EARNINGS TO
  FIXED CHARGES                    0.90       0.86        1.09         1.06             2.69              1.99              1.94
                                =======    =======     =======       ======           ======           =======           =======
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